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                                                                      EXHIBIT 16

November 27, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of EPL Technologies, Inc. dated November 27, 2001.

Yours truly,

/s/Deloitte & Touche LLP

cc: Mr. Paul Devine, President and Chief Executive Officer Mr. Richard Harris, Chairman - Audit Committee